                                                                    EXHIBIT 99.1


           FOR MORE INFORMATION, CONTACT: Frank M. Jerneycic or Melanie de Vries
                                                Childtime Learning Centers, Inc.
                                                  21333 Haggerty Road, Suite 300
                                                                  Novi, MI 48375
                                                                    248-697-9000


                       CHILDTIME LEARNING CENTERS REPORTS
                           FY 2003 OPERATING RESULTS,
                         FOURTH QUARTER OPERATING PROFIT

NOVI, MI, June 27, 2003 -- Childtime Learning Centers, Inc. (NASDAQ: CTIM) today announced operating results for the fiscal year ended March 28, 2003, which reflect a substantial increase in revenues over last year, largely resulting from the July 2002 acquisition of Tutor Time Learning Systems, Inc. During the fourth quarter of fiscal 2003 (12 weeks ended March 28, 2003), the Company generated an operating income for the first time this fiscal year.

For the fourth quarter of fiscal 2003, the Company's revenues increased by 40.9% to $45.8 million from $32.5 million for the same period last year. For the fiscal year ended March 28, 2003, the Company's revenues increased to $177.4 million, as compared to last year's revenues of $141.4 million, a 25.5% increase. The increases were primarily attributable to the acquisition of Tutor Time, which generated revenues of $12.6 million for the quarter and $36.0 million for the fiscal year.

Gross profit for the fourth quarter of fiscal 2003 was $6.3 million, as compared to $3.6 million for the same period last year. The increase was attributable to the acquisition of Tutor Time, which contributed $1.4 million and improved Childtime center operations, which contributed $1.3 million. Gross profit for fiscal 2003 increased to $19.7 million from $16.8 million in fiscal 2002. The increase was attributable to the acquisition of Tutor Time, which contributed $3.5 million, partially offset by a decline in Childtime center operations of $0.6 million.

For the fourth quarter of fiscal 2003, the Company generated operating income of $0.7 million as compared to an operating loss of ($3.6) million for same period last year, which included impairment charges of $1.9 million under SFAS No. 142, Goodwill and Other Intangible Assets. Fiscal 2003 operating loss was ($10.3) million, as compared to an operating loss of ($5.7) million for fiscal 2002. Fiscal 2003 included a $7.6 million charge for goodwill and fixed asset impairment under SFAS No. 142 and SFAS No. 144, Accounting For The Impairment or Disposal of Long-Lived Assets, compared to a $1.9 million charge for these items in fiscal 2002.

Net loss for the fourth quarter of fiscal 2003 was ($0.3) million, as compared to a net loss of ($2.5) million for the same period last year. Net loss for fiscal 2003 was ($18.2) million, including an adjustment of ($5.0) million (net of taxes) for the cumulative effect of goodwill impairment under SFAS 142, as compared to a net loss of ($4.0) million for fiscal 2002.

The fourth quarter of fiscal 2003 loss per share was ($0.06) on a diluted basis as compared to ($0.48) on a diluted basis for the same period last year. The fiscal 2003 loss per share was ($3.39) on a diluted basis, as compared to a loss of ($0.77) per share on a diluted basis for fiscal 2002.

                                     -more-

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                                                                        Page Two


"We have made significant and measurable improvements in this last year despite the difficult economy," said Bill Davis, the Company's President and CEO. " The improvements were particularly evident in the last half of the year. This resulted in our achieving an operating income in the fourth quarter, the first time we have done so this year. Our progress reflects the successful integration of Tutor Time, the cohesion of our new management team and the implementation of business processes to improve revenues and reduce costs."

 "In addition, the completion of our rights offering last month -- which retired $12.3 million in subordinated notes and related accrued and unpaid interest, and therefore reduced annual interest expense by more than $1.8 million -- has significantly strengthened our balance sheet and enabled the Company to invest in future growth," Davis added. "We look forward to a return to profitability in the coming fiscal year."

As previously reported, the Company received notification on May 12, 2003, from Nasdaq Listing Qualifications that, for 30 consecutive trading days, the bid price of the Company's Common Stock had closed below the minimum $1.00 per share requirement for continued inclusion on The Nasdaq SmallCap Market under Marketplace Rule 4310(c)(4). Therefore, in accordance with Marketplace Rule 4310(c)(8)(D), the Company was provided 180 calendar days, or until November 10, 2003, to regain compliance or be subject to possible delisting.

By letter dated June 19, 2003, the Company was notified by Nasdaq that the bid price of the Company's Common Stock had closed at or above $1.00 per share for a minimum of ten consecutive trading days and, thus, the Company had regained compliance with Marketplace Rule 4301(c)(4) and avoided delisting.



                         SELECTED INCOME STATEMENT DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     12 WEEKS ENDED                           52 WEEKS ENDED
                           ------------------------------------     -------------------------------------
                            MARCH 28, 2003       MARCH 29, 2002      MARCH 28, 2003       MARCH 29, 2002
                           ----------------     ---------------     ----------------    -----------------
      Revenue, net             $  45,788            $  32,477         $ 177,365                $ 141,391

      Gross profit             $   6,348            $   3,596         $  19,675                $  16,797

 Operating income (loss)       $     748            $  (3,613)        $ (10,317)               $  (5,721)

       Net (loss)              $    (322)           $  (2,468)        $ (18,151)               $  (4,035)

Basic and diluted (loss)
          per share            $   (0.06)           $   (0.48)        $   (3.39)               $   (0.77)







                                                                          -more-
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                                                                      Page Three




                           SELECTED BALANCE SHEET DATA
                                 (IN THOUSANDS)

                                 MARCH 28, 2003       MARCH 29, 2002
                                 --------------       --------------
    Total Current Assets             $14,347             $18,728

        Total Assets                 $83,945             $74,115

  Total Current Liabilities          $27,080             $23,335

      Total Liabilities              $58,132             $30,633

    Shareholders' Equity             $25,813             $43,482



Childtime Learning Centers, Inc. (www.childtime.com) of Novi, MI acquired Tutor Time Learning Systems, Inc., (www.tutortime.com) on July 19, 2002, and is one of the nation's largest publicly-traded child care providers with operations in 30 states, the District of Columbia and internationally. Childtime Learning Centers, Inc. has over 7,500 employees and licensed capacity to provide education and care for over 50,000 children daily in over 470 corporate and franchise centers worldwide.

Statements included herein that are not historical facts are forward-looking statements pursuant to the safe harbor provisions of the Private/Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties, including, but not limited to, continuation of federal and state assistance programs, demand for child care as well as general economic conditions, pricing and competition. Accordingly, actual results could differ materially from those projected in such forward-looking statements.




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